EXHIBIT 99.1

For Immediate Release: April 25, 2005
Contact: Melisa Harder
Product Marketing
SANZ EarthWhere
303-495-6300 ext. 345
or
303-898-9700 cell
mharder@sanz.com

SANZ EARTHWHERE ANNOUNCES LARGEST SOFTWARE
ORDER TO DATE
$200,000 Classified Contract with Federal Agency for Logistics Support

ENGLEWOOD, Colo.--(BUSINESS WIRE)—April 25, 2005 -- SANZ Inc. (OTCBB: SANZ), a leading provider of spatial data provisioning solutions, today announced they have received an initial order in excess of $200,000 for the purchase of their EarthWhere™ spatial data provisioning software and services from an undisclosed, Department of Defense agency for use in logistics support.

The primary objective of the implementation is to provide a Web-based cataloging and imagery provisioning tool that is seamlessly integrated with the agency’s legacy infrastructure.

“This is the largest single initial order for our software that we have received to date,” said Mark Hardy, Vice President and General Manager, SANZ Geospatial Solutions Group. “ Of even more significance, this client takes us into a new market segment - supporting a Web- based common operating picture for logistics support - which applies to other governmental and even commercial user environments.”

He continued, “Our software business is gaining significant momentum. Our list of enthusiastic clients is growing and our level of new account activity is higher than it has ever been. To date in 2005, we have already surpassed our 2004 total year software order level.”

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For this particular implementation, EarthWhere provides real time and near real time access to a variety of raster imagery sources specific to the user’s defined area of interest. EarthWhere synthesizes multiple sources of source imagery data into a unique dataset developed on-demand for that specific end user. The impact is to provide additional support to the existing common operating picture, which enhances the end user’s decision-making capabilities.

About SANZ

SANZ is a nationwide data storage consulting and system integration firm focused exclusively on the design, deployment and support of intelligent data management. As part of its business model, SANZ has developed specialized expertise in the data management challenges of geotechnology users. SANZ software product, EarthWhere™, is a spatial data provisioning application that manages, processes and delivers customized spatial imagery. SANZ is a subsidiary of SAN Holdings.

For more information, or to see an EarthWhere demonstration, please contact Melisa Harder, product marketing at 303-495-6300 ext. 345 mharder@sanz.com or Mark Hardy, vice president and general manager, Geospatial Solutions Group 303-495-6300 ext. 301 mhardy@sanz.com.

Investor Relations: Liolios Group, Inc. Ron Both 949-574-3860 ron@liolios.com

FORWARD LOOKING STATEMENTS:
This press release contains statements that are “forward looking statements” under the federal Securities laws. Actual results could vary materially. Factors that could cause actual results to vary materially include, but are not limited to: component quality and availability, transition to new products, changes in business conditions, changes in the Company’s sales strategy, competition in the storage management engineering services marketplace, competitive pricing pressures, continued market acceptance of the Company’s products, delays in the development of new technology, changes in customer buying patterns, one-time events and other important factors disclosed previously and from time to time in the Company’s filings at the U.S. Securities and Exchange Commission.

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